UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event
reported): March 24, 2010,


WINSONIC DIGITAL MEDIA GROUP, LTD.
(Exact name of registrant as specified in its charter)

(State of
Incorporation)
  Nevada

(Commission File
Number)000-32231

(IRS Employer
Identification
No.)52-2236253


55 Marietta Street, Suite 1600
Atlanta, GA 30303
(Address of principal executive offices) (Zip Code)

(404) 223-2301
(Registrant?s telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act


In light of uncertain economic conditions and market volatility, WinSonic Digital Media Group, Ltd. (WDMG), WinSonic Digital Cable Systems Network, Ltd. (WDCSN) is taking this opportunity to update shareholders on recent corporate developments.

The Company continues to focus their efforts on growing existing markets,identifying additional market opportunities, product development and reducing expenses.Management believes that in spite of difficulties in the current economic environment there are ample opportunities for future economic growth and corporate prospects remain excellent.At this time prospects for capital formation are best served by continued emphasis on growing the business and strengthening the balance sheet.

It should be noted that over the last two quarters WinSonic
Digital Media Group has taken significant steps to reduce debt, human resources, and over head expense while expanding and enhancing current intellectual property, interconnection assets andagreements that greatly exceed in value of the existing market capitalization of the company. Management believes the current share price does not accurately reflect the value of corporate assets and is taking steps to educate shareholders and the investment community on the value of corporate assets and opportunities in the foreseeable future.The Company is currently engaged in completing the 2008 and 2009 10ks.
Management intends to complete the process within six months.
In addition,periodic quarterly 8ks disclosing material events will be filed, communicating significant corporate developments to shareholders and the investment community.As WDMG continues to focus on business expansion, product development, and debt reduction, management believes the market will eventually recognize the value of current efforts.

The company is currently engaged in advanced negotiations on several new agreements.There can be no guarantee that efforts will be successful but in the event a agreement is reached and contracts executed, management will disclose all agreements deemed material through 8K filings in accordance with SEC regulations.The scope of the disclosures may be limited by confidentiality clauses in service agreements that limit our ability to disclose information beyond what is required in a press release, 8ks, 10qs, and 10ks.

Though the global economy continues to struggle, we believe our core business and new products and services for Health Care, Education and Entertainment will continue to realize material levels of growth. Although the general economy may continue to grow at a modest pace, we do not currently forecast any decrease in our business activity in 2010, but expect continued expansion.

The online chronic disease management market is growing rapidly and is currently projected to exceed $25 billion annually. The market is virtually untapped with less than 5% of the needs of chronic illness patients addressed. The United States represents approximately
60 - 70 % of this market. General Electric, Phillips, Microsoft, SUN, Intel, Cerner,McKesson and other fortune 500 companies are currently seeking to penetrate this market; however there is no dominant, full service health information technology company offering a comprehensive chronic disease management product.The federal government has set the bar for physicians and healthcare payers to manage patients more closely,particularly those with chronic diseases. One way this is accomplished is by linking reimbursement directly to their ability to coordinate and provide care outside of the physician's office.

The stage is set for the exponential growth of online management products offered by WinSonic Digital Cable Systems Network. WDCSN will provide products, training and support, establishing technical teams for future development of marketing and product services. WinSonic Digital Cable Systems Network will accomplish these objectives and the company believes the result will bring about significant market traction, increased revenue and shareholder value. We believe it will generate revenue by the end of the second quarter.

The company anticipates additional funding in the near term. The amount raised will cover operational and contract milestones as well as capital asset improvements.WinSonic Digital Cable Systems Network has signed Master Services Agreements (MSA's) with various companies. WDCSN signed distribution agreements that will bring our network reach to approximately 10 million subscribers and 12 million households. In addition, WDCSN estimates its digital services will reach 1 million broadband subscribers via the Internet in 2010. We are currently in negotiations for several multi-year contracts with other major broadband,cable, telecommunication, and digital distribution service providers.


WinSonic Digital Cable Systems Network (WDCSN) continues to grow and expand its core business. WinSonic Digital Cable Systems Network (WDCSN) will launch its national,digital TV transport network now schedule in the second Quarter of 2010.WDCSN will offer an extensive content library with transport rights from top national programmers,cable networks, linear programming, established music libraries, and Video on Demand (V.O.D.) rights from major Hollywood movie studios. "Working with our partners, WDCSN will offer solutions completely dedicated to the highest quality digital delivery of television, video and music content to our client subscriber base," said Winston Johnson, CEO of WinSonic Digital Media Group, Ltd."Our network has been focused solely on digital video, digital music and digital television services.
We have structured our product offerings in a manner that optimizes the experience for both network and customer subscribers." WinSonic Digital
Cable Systems Network has secured contracts for digital video, digital music, and digital television distribution services.

In addition, WinSonic Digital Cable Systems Network anticipates additional hardware and software acquisitions, investment in sales, marketing, new technology and customer support. A portion of the proceeds will include reduction of debt and financing for partnership development. Exponential market penetration can only occur through strategic alliances with synergistic support partners. Included in this amount are costs associated with a Series B Preferred funding to retire corporate debt.

Once the funding initiative is completed the company will be poised for solid growth in 2010 and beyond.